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                                                                  Exhibit (d)(3)

                                ESCROW AGREEMENT

      This Escrow Agreement (the "Agreement") is made as of the 4th day of October 2002 by and among PBG Grupo Embotellador Hispano-Mexicano, S.L., a Spanish limited liability company ("PBG Hispano"), Bottling Group, LLC, a Delaware limited liability company ("BG" and together with PBG Hispano, the "Bidder"), Enrique C. Molina Sobrino ("Molina") and The Bank of New York, a New York banking corporation (the "Escrow Agent").

      WHEREAS, Molina and Bidder have entered on the date hereof into an Agreement to Tender (the "Agreement to Tender") pursuant to which Molina agreed to tender and not withdraw (except as permitted in section 3.2 of the Agreement to Tender) the Molina Securities (as such term is defined in the Agreement to Tender) in the Offers (as such term is defined in the Agreement to Tender);

      WHEREAS, pursuant to the Agreement to Tender, Molina has certain indemnification obligations to Bidder (the "Obligations");

      WHEREAS, pursuant to the Agreement to Tender, the parties agreed that from the purchase price for the Molina Securities, a sum equal to the U.S. dollar equivalent of Ps.141,150,000 calculated at the exchange rate set forth in
Section 2.1 of the Agreement to Tender (the "Indemnity Amount") shall be delivered to the Escrow Agent to be held as provided herein; and

      WHEREAS, capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement to Tender.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the parties hereto agree as follows:

      1. Delivery of Escrow Amount.

      (a) Prior or on the date hereof, Molina shall have entered into arrangements, reasonably satisfactory to Bidder for the delivery of the Indemnity Amount to the Escrow Agent from the aggregate Offer Prices due to Molina and the other Molina Shareholders if, in accordance with the terms of the Agreement to Tender, Molina tenders and causes to be tendered the Molina Securities in the Offers and Bidder accepts the tender of the Molina Securities.

      (b) The Escrow Agent shall, upon receipt of the Indemnity Amount deposit such amount (such amount plus any interest accrued or other income earned thereon, the "Escrow Amount") in an escrow account that it shall create (the "Escrow Account"), and will hold the Escrow Amount in accordance with the terms and conditions of this Agreement.


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      2. Escrow Fund Income.

      (a) The Escrow Agent shall invest any monies held in the Escrow Account in any of the following investments (collectively, "Permitted Investments") as directed in writing by Molina from time to time: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities not exceeding one year; (ii) certificates of deposit and eurodollar time deposits, in each case with maturities not exceeding one year, and overnight bank deposits with any domestic commercial bank having capital and surplus in excess of $500,000,000; (iii) commercial paper rated A-1 or the equivalent thereof by Standard & Poor's Corporation or P-1 or the equivalent thereof by Moody's Investors Service, Inc.; and (iv) any other investment to which both Molina and Bidder may agree, and in each case maturing within six months after the date of the delivery of the Indemnity Amount to the Escrow Agent; provided, however, if the amount of monies held in the Escrow Account is insufficient to make an investment in any Permitted Investment, the Escrow Agent shall invest such monies in a money market account of the Escrow Agent or a New York money center bank designated by Molina.

      (b) Any interest accruing from time to time in the Escrow Account shall be paid to Molina, monthly, unless otherwise directed by Molina; provided that to the extent the Escrow Account has incurred any losses as a result of the liquidation of investments made by the Escrow Agent, the Escrow Agent shall withhold in the Escrow Account from such interest payments to be made to Molina an amount equal to the lesser of (i) the total amount of interest to be paid to Molina and (ii) the aggregate amount of such losses. Molina acknowledges that payment of any interest earned on the monies held in the Escrow Account will be subject to backup withholding penalties unless a properly completed Internal Revenue Service Form W-8 certification is submitted to Escrow Agent. For tax purposes, the monies held in the Escrow Account shall be the property of Molina and all interest and other income earned on such monies shall be the income of Molina. Molina shall, if necessary, file tax returns and, if necessary, the Escrow Agent shall file a Form 1099 consistent with such treatment.

      3. Assurances.

      Molina and Bidder each shall at the request of the other execute and deliver all other documents and take all such further action as the parties may reasonably request in order to effect the purposes and provisions of this Agreement.

      4. Default. Remedies.

      (a) In the event that, at any time, Bidder shall, reasonably and in good faith, assert a claim for indemnification pursuant to Section 8.1 of the Agreement to Tender (a "Claim"), Bidder shall deliver to Molina and the Escrow Agent a written notice (the "Indemnification Notice"), which Indemnification Notice shall specify, in reasonable detail, (i) the basis for the Claim and (ii) the estimated amount of such Claim together with fees and costs related to such Claim determined in good faith by the Bidder (the "Indemnity Estimate"). If the actual damages are determined to be greater than the


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Indemnity Estimate, Bidder shall not be limited in its remedies to the Indemnity
Estimate. If the actual damages are determined to be less than the Indemnity Estimate, any amount previously paid to Bidder with respect to such Claim which is in excess of the actual damages shall be returned promptly to the Escrow Account and disbursed only in accordance with its terms. Molina shall have a period of fifteen (15) Business Days following receipt of the Indemnity Notice within which to deliver to Bidder and Escrow Agent a written notice (the "Response Notice"), which Response Notice shall advise Bidder either (A) that Molina agrees that Bidder is entitled to indemnification pursuant to Section 8.1 of the Agreement to Tender with respect to the Claim and that Molina agrees with the Indemnity Estimate set forth in the Indemnity Notice, or (B) that Molina does not agree that Bidder is entitled to indemnification pursuant to Section
8.1 of the Agreement to Tender with respect to the Claim or that Molina does not agree with the Indemnity Estimate set forth in the Indemnity Notice. If (i) Molina shall advise Bidder, in the Response Notice as provided in clause (A) of this Section 4(a) or (ii) Molina fails to send to Bidder a Response Notice within the fifteen (15) Business Day period described above, then no dispute shall exist and the Escrow Agent shall, if so instructed by Bidder, deliver to Bidder the Indemnity Estimate from the Escrow Amount. If, on the other hand, Molina shall advise Bidder in the Response Notice as provided in clause (B) above (specifying in reasonable detail Molina's disagreement), a dispute (the "Dispute") shall be deemed to exist between Bidder and Molina.

      (b) Bidder and Molina shall endeavor in good faith to resolve the Dispute by direct consultation and negotiation with each other. In the event Bidder and Molina are unable to resolve the Dispute within ten (10) Business Days after receipt of the Response Notice, the Dispute shall be finally settled by arbitration in New York City under the international arbitration rules of the American Arbitration Association ("AAA"), before a panel of three arbitrators selected in accordance with said rules; provided however, that a Dispute arising from a Third Party Claim shall not be submitted to arbitration until ten (10) Business Days after such Third Party Claim has been reduced to a final judgment not subject to further appeal or has otherwise been settled in accordance with the procedures of Section 8 of the Agreement to Tender. The arbitral tribunal and the AAA in administering the dispute shall also give effect to the Expedited Procedures of the commercial arbitration rules of the AAA. The official language of the arbitration shall be English. Each party shall bear the expenses of its own counsel and witnesses. The costs of the arbitration proceeding shall be borne by the non-prevailing party. The arbitral tribunal shall not have the power to add to, modify or change any provisions of this Agreement. If the arbitral tribunal determines the amount of Molina's indemnification obligation with respect to the related Claim, the Escrow Agent shall, upon receipt from Bidder of a copy of such determination and an instruction from Bidder to pay Bidder the amount of such determination, pay to Bidder the amount of such determination from the Escrow Amount.

      5. Rights, Duties and Immunities of the Escrow Agent.

      (a) Acceptance by the Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control the rights, duties and immunities of the Escrow Agent:


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            (i) The duties and obligations of the Escrow Agent are purely ministerial in nature and are determined solely by the express provisions of this Agreement.

            (ii) The Escrow Agent shall not be responsible in any manner whatsoever for any failure or inability of the parties to this Agreement, or of anyone else, to honor any of the provisions of this Agreement.

            (iii) The parties hereto will reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, liability, damage or expense, including but not limited to counsel fees and expenses arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, except for losses, liabilities, damages and expenses caused by the willful misconduct or gross negligence of the Escrow Agent. In no event will the Escrow Agent be liable for any loss of asset value or consequential, indirect or special damages. The obligations set forth in this
Section 5(a)(iii) shall survive the termination of this Agreement.

            (iv) The Escrow Agent may act in reliance upon any signature believed by it to be genuine and may assume that any person who has been designated by Bidder or Molina to give written instructions, notice of receipt or make any statements in connection with the provisions hereof is authorized to do so. The Escrow Agent shall have no duty to make inquiry as to the genuineness, accuracy or validity of any statements or instruments or any signatures on any statements or instructions. Bidder and Molina agree that, for the purposes of this Agreement, the names and true signatures of each individual authorized to act on behalf of each of them will be set forth on a separate writing as drafted by the parties if either of them elects to have another person or entity to act on their behalf. Subject to the provisions of this Agreement, in the event that the Escrow Agent is uncertain as to its duties or the manner in which any of its duties shall be performed, the Escrow Agent shall notify Bidder and Molina, and the Escrow Agent need not take any action or perform any act until the uncertainty is resolved to the satisfaction of the Escrow Agent.

            (v) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, or for anything which it may do or refrain from doing in connection herewith, except its own fraud, willful misconduct or gross negligence.

            (vi) The Escrow Agent may seek the advice of such legal counsel as it deems necessary in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in accordance with the opinion of such counsel.

            (vii) The Escrow Agent makes no representation as to the validity, value, genuineness or collectibility of any security, document or instrument held by or delivered to it.


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      (b) If the Escrow Agent has any doubts as to whether or not it should release all or any part of the Escrow Amount, the Escrow Agent may, at the Escrow Agent's option, deposit such Escrow Amount with the clerk of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York upon commencement of an action in the nature of an interpleader and the Escrow Agent shall thereupon be released and discharged from any and all further obligations arising in connection with this Agreement.

      (c) The parties agree that in the event that the Escrow Agent becomes unable to perform its duties under this Agreement, Bidder and Molina, shall jointly designate a new Escrow Agent to perform the obligations under this Agreement.

      (d) If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Amount (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the Escrow Amount), the Escrow Agent shall provide written notice thereof to Bidder and Molina within three Business Days in accordance with the notice provisions in Section 7(f) of this Agreement.

      6. Termination; Distribution of Escrow Amount.

      (a) This Escrow Agreement shall terminate on the third year anniversary of the Purchase Date; provided, however, that in the event that a Dispute(s) exists on such date, this Agreement shall remain in effect until the resolution of such Dispute(s). Notwithstanding anything to the contrary, this Agreement shall terminate upon distribution of all of the property held in the Escrow Account from the Escrow Account pursuant to the terms and conditions of this Agreement.

      (b) The Escrow Agent shall deliver to Molina, on every six-month anniversary of the Purchase Date until the third year anniversary of the Purchase Date (each such six month anniversary, a "Release Date"), an amount equal to the lesser of (i) one sixth of the U.S. dollar equivalent of Ps.141,150,000 calculated at the exchange rate set forth in Section 2.1 of the Agreement to Tender or (ii) the excess, if any, of any remaining Escrow Amount before giving effect to any amount to be released on such Release Date over the aggregate Indemnity Estimate of all unpaid Claim(s) and of all Claim(s) that are the subject of a Dispute(s) as of such date.

      (c) If, on the third year anniversary of the Purchase Date, there are no unpaid Claim(s) or existing Dispute(s), the then remaining Escrow Amount shall be promptly released to Molina, but in no event shall such release be made more than five (5) Business Days after such third year anniversary. If an unpaid Claim(s) or a Dispute(s) exists on the sixth Release Date, Section 6(b) hereof shall continue to be applicable and the then remaining Escrow Amount shall be held by the Escrow Agent until such Claim(s) is paid or Dispute(s) is resolved, at which time the then remaining Escrow Amount shall be promptly released to Molina, but in no event shall such release be made


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more than five (5) Business Days after the date on which all such Claim(s) is paid or such Dispute(s) is resolved.

      (d) A Dispute shall be resolved upon the earlier of (i) an agreement, duly executed between Bidder and Molina, specifying the resolution of such Dispute or
(ii) the entry of a final judgment not subject to further appeal by a court as provided in Section 7(b) hereof.

      (e) Molina and the Bidder may remove the Escrow Agent at any time by giving the Escrow Agent a thirty (30) calendar day prior written notice signed by both Molina and the Bidder. The Escrow Agent may resign by giving Molina and the Bidder a thirty (30) calendar day prior written notice thereof.

      7. Miscellaneous.

      (a) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, and the rights to the parties shall be governed by, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      (b) Forum. This Agreement shall be subject to the exclusive jurisdiction of the Federal Courts for the Southern District of New York and State courts of New York County in the State of New York. The parties irrevocably waive, to the fullest extent permitted by law, any objection or immunities to jurisdiction which they may now or hereafter have (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in the State of New York, and further irrevocably waive any claim that any suit, action or proceeding in the Borough of Manhattan, New York has been brought in an inconvenient forum. For the purpose of proceedings in the courts described in this Section 7(b), Molina hereby irrevocably designates CT Corporation as his agent, and in the event that such agent or any successor shall cease to represent him, Molina shall promptly and irrevocably designate a successor and notify Bidder thereof, to accept on his behalf service of any and all process or other documents which may be served in any action or proceeding in any of such courts. Molina further agrees that
(i) service upon such agent shall constitute valid and effective service upon Molina and that failure of such agent to give any notice of such service to Molina shall not affect the validity of such service or any judgment rendered in any action or proceeding based thereon and (ii) that service of any and all such process or other documents of Molina may also be effected by registered mail to his address as set forth in Section 7(f) hereof.

      (c) Remedies Cumulative; No Third Party Beneficiaries. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further


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exercise of such right, power or privilege or the exercise of any other right, power or privilege. Nothing in this Agreement shall convey any rights upon any person or entity that is not a party to this Agreement.

      (d) Entire Agreement. This Agreement and the Agreement to Tender constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, written or oral, between the parties with respect to such subject matter.

      (e) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      (f) Notices. Any and all notices or other communications or deliveries required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) five days after the mailing thereof by registered mail, return receipt requested, (ii) on the day following mailing when sent by overnight express mail or courier, signature required, and (iii) at the actual time of receipt when delivered personally, addressed to Molina, Bidder or the Escrow Agent at the addresses set forth below (or at such other address as any party may specify by notice to the other parties hereto given as aforesaid):

      If to Molina, to:

      Campos Eliseos No. 345
      Col. Polanco
      11550 Mexico, D.F., Mexico
      Phone: (011-5255) 5280-8111
      Fax:  (011-5255) 5280-5116

      With a copy to:

      Fried, Frank, Harris, Shriver & Jacobson
      One New York Plaza,
      New York, NY 10004
      Attn: Lee S. Parks, Esq.
      Phone: (212) 859-8000
      Fax: (212) 859-4000

      If to Bidder, to:

      c/o The Pepsi Bottling Group
      1 Pepsi Way
      Somers, NY 10589


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      Attn: Senior Deputy General Counsel
      Phone: (914) 767-7971
      Fax: (914) 767-7944

      With a copy to:

      Proskauer Rose LLP
      1585 Broadway
      New York, NY 10036
      Attn:  Carlos E. Martinez, Esq.
      Phone: (212) 969-3000
      Fax: (212) 969-2900

      If to the Escrow Agent, to:

      The Bank of New York
      Insurance/Escrow Unit, 8th Floor West
      101 Barclay Street
      New York, New York 10286
      Attn: Carlos R. Luciano, Assistant Vice President
      Phone: (212) 815-3195
      Fax: (212) 815-5877

      (g) Amendment. This Agreement may not be amended except by a written instrument signed by each party hereto.

      (h) Escrow Agent Fees. The fees of the Escrow Agent for acting as such under this Agreement shall be paid by Bidder.

      (i) Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement and each party's rights hereunder may not be assigned without the prior written consent of the other parties hereto, except that Bidder may assign, in whole or in part, its rights hereunder to one or more of its Affiliates; provided that, Bidder has given Molina prior written notice of any such assignment.

      (j) Counterparts; Headings. This Agreement may be executed in two counterparts, each of which shall be an original, but which together shall constitute one and the same instrument. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.


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IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

                              PBG GRUPO EMBOTELLADOR
                              HISPANO-MEXICANO, S.L.


                              By: /s/ Inigo Madariaga
                                  _______________________
                              Name: Inigo Madariaga
                              Title: Managing Director


                              BOTTLING GROUP, LLC

                              By: /s/ Alfred H. Drewes
                                  _______________________
                              Name: Alfred H. Drewes
                              Title: Principal Financial Officer

                              /s/ Enrique C. Molina Sobrino
                              --------------------------
                              ENRIQUE C. MOLINA SOBRINO


                              THE BANK OF NEW YORK, as Escrow Agent


                              By: /s/ Carlos R. Luciano
                                 _______________________
                              Name: Carlos R. Luciano
                              Title: Assistant Vice President


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